Investor Relations Contact:	Company Contact:
Crocker Coulson, President	Laby Wu, Chief Financial Officer, Director of Investor Relations

CCG Investor Relations	Puda Coal, Inc.
+1-646-213-1915	+86-10-6439-2405
crocker.coulson@ccgir.com	labywu@gmail.com
www.pudacoalinc.com

Elaine Ketchmere, VP of Financial Writing
+1-310-954-1345
elaine.ketchmere@ccgir.com
www.ccgirasia.com

Puda Coal Announces Strong First Quarter 2010 Results
• First quarter 2010 revenue rose 25% year over year to $62.0 million
• First quarter 2010 adjusted net income increased 216% year over year to $6.7 million, or $0.37 per fully diluted share

TAIYUAN, SHANXI PROVINCE, CHINA, May 13, 2010 – Puda Coal, Inc. (NYSE Amex: PUDA), a supplier of high grade metallurgical coking coal used to produce coke for steel manufacturing in China and consolidator of twelve coal mines in Shanxi Province, today announced its 2010 first quarter financial results.

First Quarter 2010 Highlights

•	First quarter revenue increased 24.6% year over year to $62.0 million
•	Gross profit increased 165.4% year over year to $10.3 million
•	Gross margin increased 8.8% year over year to 16.6%
•	Operating income grew 207.4% year over year to $9.1 million
•	Net income gained 157.3% to $5.4 million, or $0.31 per fully diluted share, as compared to $2.1 million, or $0.14 per fully diluted share, in the first quarter of 2009
•
Excluding the $1.2 million in non-cash expense related to the fair value loss of derivative warrants, adjusted net income increased 215.5% to $6.7 million, or $0.37 per fully diluted share, as compared to $2.1 million, or $0.14 per fully diluted share, in the same period last year

•	Sales of cleaned coal increased 10.3% year over year to 503,000 metric tons (MT)
•	Average selling price of cleaned coal grew 12.8% year over year to $123 per MT

“Puda Coal began 2010 with solid revenue and net income growth, thanks to stronger cleaned coal sales volume and higher selling prices reflecting the continuing recovery of China’s steel industry,” commented Mr. Liping Zhu, President and CEO of Puda Coal. “Supported by our coal washing business and coal mine consolidation projects, we are well-positioned for continued growth in the remaining quarters of 2010 and beyond.”

First Quarter 2010 Results

For the quarter ended March 31, 2010, total revenue increased 24.6% to $62.0 million, compared to $49.7 million in the first quarter of 2009. The increase in revenue year over year was driven by the increases in sales volume and the average selling price of cleaned coal.  Sales of cleaned coal increased 10.3% to 503,000 MT, compared to 456,000 MT in the first quarter of 2009.  The average selling price rose 12.8% to $123 per MT, compared to $109 per MT (after adjusting for exchange rate differences) in the same quarter last year.

Gross profit for the first quarter of 2010 expanded 165.4% to $10.3 million, compared to $3.9 million in the first quarter of 2009.  Gross margin gained 8.8% to 16.6%, as compared to 7.8% in the comparable period of 2009. The increase was mainly attributable to an increase in the average selling price of cleaned coal.

Operating expenses for the first quarter of 2010 grew 30.3% to $1.2 million, compared to $0.9 million in the first quarter of 2009.  Selling expenses rose 10.6% year over year to $0.6 million, due to an increase in sales volume. General and administrative expenses increased 63.6% year over year to $0.6 million, primarily due to higher stock compensation expenses.

Operating income for the first quarter of 2010 increased 207.4% to $9.1 million, compared to $3.0 million in the comparable period of 2009. Operating margin expanded 7.7% to 14.6% in the first quarter of 2010, compared to 6.9% in the first quarter of 2009.

During the first quarter of 2010, the Company recorded a non-cash expense of $1.2 million related to the loss in fair value of the derivative warrants issued in November 2005, as compared to a corresponding gain of $8,000 in the first quarter of 2009.

Income tax expense for the first quarter of 2010 increased 214.7% to $2.3 million, compared to $0.7 million in the same period last year primarily due to the increase in operating profit of Shanxi Coal to $9.3 million in the first quarter of 2010 (after adjusting for exchange rate differences) from $2.9 million in the first quarter of 2009.

Net income increased 157.3% to $5.4 million, or $0.31 per fully diluted share, compared to $2.1 million, or $0.14 per fully diluted share, in the first quarter of 2009.

Adjusted net income, excluding non-cash gains or losses in the fair value of derivative warrants, rose 215.5% to $6.7 million, or $0.37 per diluted share, compared to adjusted net income of $2.1 million, or $0.14 per diluted share, for the first quarter in 2009. Diluted earnings per share were calculated using weighted average shares of 18,594,264 and 15,378,544 for the quarters ended March 31, 2010 and March 31, 2009, respectively.

Financial Condition

As of March 31, 2010, Puda Coal had $49.4 million in cash and cash equivalents, compared to $19.9 million at year-end 2009. Working capital was $76.0 million and a current ratio of 4.4:1. Long-term debt, excluding the current portion, was $6.2 million. Shareholders’ equity was $108.2 million, an increase from $84.0 million at the end of 2009.

In the first quarter of 2010, the Company generated $13.3 million in cash from operating activities, compared to cash used in operating activities of $14.3 million in the same period last year.  Net cash provided by financing activities of $16.3 million for the three months ended March 31, 2010 includes $14.5 million from the sale of 3,284,000 shares of common stock and approximately $2.1 million from the exercise of warrants, which were offset by $0.3 million for the repayment of the long-term debt to Resources Group.

Recent Events

As previously announced by the Company, on May 7, 2010, the Company’s wholly-owned subsidiary, Shanxi Putai Resources Limited Co. (“Putai”) entered into a loan agreement with Mr. Ming Zhao, the founder, significant shareholder and Chairman of the board of directors of Puda Coal. Under the agreement, Mr. Ming Zhao agreed to provide Putai with an unsecured loan in the aggregate principal amount of RMB 240 million (USD $35.2 million) for an 18-month term at  an annual interest rate of 6%.  The terms of the loan agreement have been reviewed and approved by the Company’s audit committee composed of three independent directors.

As part of the Shanxi provincial government’s policies to consolidate and redevelop the coal mining industry, new guidelines were enacted by the government in February 2010 to require the registered capital of coal mine consolidators to be at least RMB200 million (US$29.3 million). The current registered capital of Shanxi Coal is RMB22.5 million (about US$3.3 million).  Since Shanxi Coal has been previously approved as an acquirer and consolidator of two coal mine projects, Shanxi Coal plans to increase its registered capital to RMB500 million (US$73.2 million), 90% of which (i.e., RMB430 million) will be funded by Shanxi Coal’s 90% shareholder, Putai, and 10% of which (i.e., RMB48 million) will be funded by Shanxi Coal’s 10% shareholder, Mr. Ming Zhao and his brother, Mr. Yao Zhao. The loan will be used to pay for the increase of the registered capital of Putai’s 90% subsidiary, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”).

Business Outlook

“We expect the recovering steel industry to fuel demand for coking coal and we have a positive outlook for our coal washing operations in 2010,” said Mr. Zhu. “We continue to make progress on our coal mine consolidation projects. The asset transfers of the Da Wa Coal and Guanyao Coal mines in Pinglu County were completed in April and we will pay for the assets transfer when the additional registered paid-in-capital of Shanxi Coal is confirmed by the Shanxi government office. Pre-construction activities at these two mines are currently underway.  We are working closely with the Shanxi government and expect to receive approval for the business license transfers for all eight of the Pinglu County mines in the near term.”

Upcoming Events

Puda Coal will present at the Second Annual China Rising Investment Conference hosted by CCG Investor Relations on May 17, 2010 and Oppenheimer 4th Annual China Dragon Call Conference on May 18, 2010. Both conferences will be held in New York, New York and management will be available for one-one one meetings. Additionally, Puda Coal will hold its annual meeting of stockholders on May 21, 2010 in New York, New York at the New York Times Building. During the meeting of stockholders, the Company will answer questions from investors and analysts.

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Thursday, May 13, 2010 to discuss first quarter 2010 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 409-5558. International callers should dial (706) 679-8017. When prompted by the operator, mention conference passcode 749 192 14. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Thursday, May 13, 2010 at 10:00 a.m. ET. To access the replay, please dial (800) 642-1687. International callers should dial (706) 645-9291. When prompted, enter conference passcode 749 192 14.

About Puda Coal, Inc.

Puda Coal, through its subsidiaries, supplies premium high grade metallurgical coking coal used to produce coke for steel manufacturing in China. The Company currently possesses 3.5 million metric tons of annual coking coal capacity. The Company has recently moved upstream into coal mining, as a consolidator and acquirer of coal mines in Shanxi Province, including the Pinglu projects and the Jianhe projects. On September 30, 2009, Shanxi Coal, a 90% indirect subsidiary of the Company, was appointed by the Shanxi provincial government as an acquirer and consolidator of eight thermal coal mines located in Pinglu County in southern Shanxi Province. Shanxi Coal plans to consolidate the eight coal mines into five, increasing their total annual capacity from approximately 1.6 million to 3.6 million metric tons. Shanxi Coal received another approval by the Shanxi provincial government to consolidate four additional coking coal mines into one coal mine in Huozhou County. After the completion of the consolidation, the Jianhe project is expected to increase the total annual capacity from 720,000 metric tons to 900,000 metric tons, according to the Shanxi provincial government's approval. For more information, please visit http://www.pudacoalinc.com

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. For example, our plan to acquire and consolidate the target coal mines are subject to the risks and uncertainties relating to the market and geological condition, due diligence, negotiation for definitive agreements, etc. which are beyond our control, as well as our management’s ability and capacity to execute our coal mine acquisition strategy and manage the coal mine operations. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

GAAP results for the three months ended March 31, 2010 and 2009 include non-cash gains and losses related to the change in fair value of the Company’s warrants. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, which are non-GAAP net income and non-GAAP diluted earnings per share. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results related to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below.

PUDA COAL, INC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME AVAILABLE TO COMMON SHAREHOLDERS AND DILUTED EPS

	Three months Ended March 31,
US$ - thousands, except per share	2010	2009

Net income	5,444	2,116
- Non-cash adjustment - derivative unrealized fair value loss/(gain) for warrants issued	1,207	(8)
Adjusted net income excluding non-cash item	6,651	2,108

Per diluted share
- Net income per share	$0.31	$0.14
- Non-cash adjustment per share	$0.06	$0.00
- Adjusted net income per share	$0.37	$0.14
Weighted average shares outstanding – '000
-diluted	18,594	15,379

PUDA COAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2010 and 2009

(In thousands of United States dollars, except per share data)

	Three months ended March 31,
	2010	2009

NET REVENUE	$61,971	$49,721
COST OF REVENUE	51,697	45,850
GROSS PROFIT	10,274	3,871
OPERATING EXPENSES
Selling expenses	638	577
General and administrative expenses	558	341
TOTAL OPERATING EXPENSES	1,196	918
INCOME FROM OPERATIONS	9,078	2,953
INTEREST INCOME	22	33
INTEREST EXPENSE	(117)	(137)
DERIVATIVE UNREALIZED FAIR VALUE (LOSS)/ GAIN	(1,207)	8
INCOME BEFORE INCOME TAXES	7,776	2,857
INCOME TAXES	(2,332)	(741)
NET INCOME	5,444	2,116
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	(86)	(166)
COMPREHENSIVE INCOME	$5,358	$1,950
EARNINGS PER SHARE - BASIC	$0.31	$0.14
- DILUTED	$0.31	$0.14
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC	17,832,199	15,333,680
- DILUTED	18,594,264	15,378,544

PUDA COAL, INC.

CONSOLIDATED BALANCE SHEETS

March 31, 2010 and December 31, 2009

(In thousands of United States dollars)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$49,393	$19,918
Accounts receivable, net	25,835	25,340
Advances to suppliers
- Related parties	1,114	1,020
- Third parties	2,294	3,552
Inventories	20,034	22,531
Total current assets	98,670	72,361
PREPAYMENTS	6,259	6,259
PROPERTY, PLANT AND EQUIPMENT, NET	13,566	13,986
INTANGIBLE ASSETS, NET	3,923	3,945
INVESTMENT, AT COST	14,650	14,650
TOTAL ASSETS	$137,068	$111,201

CURRENT LIABILITIES
Current portion of long-term debt
- Related party	$1,300	$1,300
Accounts payable	6,310	4,839
Other payables
- Related parties	1,031	1,031
- Third parties	2,672	2,650
Accrued expenses	885	1,076
Income taxes payable	2,333	1,091
VAT payable	1,306	1,135
Derivative warrants	6,822	7,620
Total current liabilities	22,659	20,742
LONG-TERM LIABILITIES
Long-term debt
- Related party	6,175	6,500

Total long-term liabilities	6,175	6,500

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 5,000,000 shares, par value $0.01, issued and outstanding None	-	-
Common stock, authorized 150,000,000 shares, par value $0.001, issued and outstanding 19,638,309 (2009: 15,828,863)	19	15
Paid-in capital	54,125	35,212
Statutory surplus reserve fund	1,366	1,366
Retained earnings	42,677	37,233
Accumulated other comprehensive income	10,047	10,133
Total stockholders’ equity	108,234	83,959
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$137,068	$111,201

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